Exhibit 99.1

Inergy Completes Acquisition of US Salt

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Continues Execution of Northeast Integrated Gas Storage and Transportation Hub Strategy

Kansas City, MO (August 26, 2008) – Inergy, L.P. (NASDAQ:NRGY) announced today that its wholly owned subsidiary, Inergy Midstream, LLC, has closed the acquisition of US Salt, LLC (“US Salt”).

As previously disclosed, US Salt is an industry-leading solution mining and salt production company located in Schuyler County, New York, between Inergy’s Stagecoach and Steuben County natural gas storage facilities. US Salt’s operations are complementary to Inergy’s existing midstream energy storage platform. The solution mining process used by US Salt creates salt caverns that can be developed into usable natural gas storage capacity. Inergy initially estimates that the acquisition provides access to at least 10 Bcf of additional salt cavern storage capacity which can be interconnected to its existing energy storage platform.

Inergy will immediately begin developing approximately 5 Bcf of available salt cavern capacity after receiving necessary regulatory approvals. The initial 5 Bcf of storage capacity is expected to be operational in the fall of 2010. The transaction is expected to be immediately accretive to unitholders on a distributable cash flow per unit basis.

With the Stagecoach and Steuben natural gas storage operations, and Inergy’s announced expansion plans in the Northeast, Inergy will control in excess of 53 Bcf of working natural gas storage capacity, making it one of the largest independent natural gas storage operators in the Northeastern United States.

About Inergy, L.P. and Inergy Holdings, L.P.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The Company also owns and operates the Stagecoach natural gas storage facility with 26.35 Bcf of working gas capacity; the Bath LPG Storage facility, a 1.5 million barrel underground salt cavern liquid petroleum gas storage facility; and Arlington Storage Company which includes Thomas Corners, a planned 7 Bcf natural gas storage facility currently being developed, and a controlling interest in Steuben Gas Storage Company, a 6.2 Bcf natural gas storage facility.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the acquisition of US Salt will yield additional natural gas storage capacity, the in-service dates can be achieved, and the acquisition will be immediately accretive on a distributable cash flow per unit basis. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully develop sub-surface storage caverns and implement our business expansion plans; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us; and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the Company’s website, www.inergypropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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